Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Strategic Partners Mutual Funds, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 811-08085 and 333-119741) on Form N-1A of Strategic Partners Mutual Funds, Inc. (comprised of Dryden Mid-Cap Value Fund, Dryden Money Market Fund and Jennison Equity Income Fund, hereafter referred to as the “Funds”) of our report dated December 28, 2007, with respect to the statements of assets and liabilities, including the portfolios of investments, of the Funds as of October 31, 2007, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, which report appears in the October 31, 2007 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

December 28, 2007